Exhibit 4.307

Centre for Licensing, Certification and Protection of the State Secrets of the Russian FSB

(Licensing authority)

License

LSZ No. 0011997 Reg. No.14688H of October 29, 2015

For (specify the licensed activity) the development, production, distribution of encryption (cryptographic) means, information systems and telecommunication systems protected with encryption (cryptographic) means, performing works, rendering services in the field of information encryption services, maintenance of encryption (cryptographic) means, information systems and telecommunication systems protected with encryption (cryptographic) means (except if the maintenance of encryption (cryptographic) means, information systems and telecommunication systems protected with encryption (cryptographic) means is carried out to satisfy the needs of the legal entity or individual entrepreneur)

Types of works (services) performed (provided) as part of the licensed activity, in accordance with paragraph 2 of Article 12 of the Federal Law “On Licensing Certain Types of Activity” (to be specified in accordance with the list of works (services) established by the regulations on the licensing the activity):

works provided for in paragraphs 12, 13, 14, 15, 20, 21, 22, 23, 24, 25, 26, 27, 28 of the list of works and services that make up the licensed activities in respect of encryption (cryptographic) means annexed to the Regulation approved by the decree of the Russian Federation Government on April 16, 2012 No.313.

This license is granted (full and (if available) abbreviated name (including company name), the legal form of a legal entity, surname, name and (if available) patronymic of the individual entrepreneur, the name and details of the document proving his/her identity)

Mobile TeleSystems Public Joint Stock Company (MTS PJSC)

Primary state registration number of legal entity (individual entrepreneur) (PSRN) 1027700149124 Taxpayer Identification Number 7740000076

Location and place of the licensed activity (specify the address of the location (place of residence - for individual entrepreneur) and the addresses of the places of work (services) performed (provided) as part of the licensed activity)

Location:

109147, Moscow, 4, Marksistskaya str.

Locations of the licensed activity:

109147, Moscow, 4, Marksistskaya str.;

127051, Moscow, 12, Petrovsky Boulevard, bldg. 3;

690014, Vladivostok, 53A, Nekrasovskaya str.;

690003, Vladivostok, 3, Nizhneportovaya, str.;

690105, Vladivostok, 46/50, Borodinskaya str.;

350000, Krasnodar, 61, Gimnazicheskaya str.;

620026, Ekaterinburg, 128, Mamina-Sibiryaka str.;

620014, Ekaterinburg, 40, Vainera str.;

630112, Novosibirsk, 57/2, Frunze str.;

603146, Nizhny Novgorod, 61,  Beketovs, str.;

603009, Nizhny Novgorod, 168a, Gagarin a str.;

191011, St. Petersburg, 8A, Italianskaya str.;

197101, St. Petersburg, 2M, Malaya Monetnaya str.;

390000, Ryazan, 31, Pravolybedskaya str.;

640018, Kurgan, 6/1, Lenina str.

This license is granted for the period: unlimited

This license is granted on the basis of the decision of the licensing authority - the order (decree) of October 29, 2015 No.611

This license is re-issued based on the decision of the licensing authority - the order (decree) of         No.

This license has      application(s) which is its integral part on      sheets

Head of the Centre	/signature/	Yu.K.Vasyukov
(title)	(signature of the authorized person)	(signature of the authorized person)

Seal: /Centre for Licensing, Certification and Protection of the State Secrets of Federal Security Service of Russia PSRN 37700012613/